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                                                                   Exhibit 10.21




July 14, 1998


Stephen M. Schuster

--------------------------

--------------------------

Dear Steve:

     The following sets forth the terms and conditions of our "Agreement" concerning your separation from employment and retainer:

1. Due to the consolidation of the Envirodyne corporate office with the management of Viskase Corporation ("Viskase") many of your responsibilities will be eliminated or significantly reduced. Consequently, your employment with Envirodyne Industries, Inc. ("Envirodyne") will be involuntarily terminated and your last day of active employment will be Friday, July 31, 1998. Except as specified herein your payroll and employee benefits from Envirodyne will cease as of July 31, 1998.

2. Effective August 1, 1998 you are engaged and retained by Envirodyne and Viskase as an independent contractor to serve as needed and as available as Vice President, Secretary and General Counsel of Envirodyne and Vice President of Viskase and its subsidiaries from August 1, 1998 to July 31, 2000. In this capacity you will report to me on such matters, duties and responsibilities as assigned, oversee the legal function and represent Envirodyne in legal matters before the Board of Directors. For your commitment and services you will be paid an annual retainer of Fifty Thousand Dollars ($50,000) and a pro rata portion thereof for any period less than a full year. Envirodyne and Viskase jointly and severally agree to pay you this retainer monthly in twelve equal monthly installments, payable on the first working day of each month. Viskase will also reimburse you for all your reasonable out of pocket expenses in providing such services including, without limitation, charges, disbursements, professional licenses and association dues upon submission of a standard expense report form. This retainer may be terminated by Envirodyne at any time after January 31, 2000 upon at least ninety (90) days prior written notice which notice may not be given prior to January 31, 2000. You may terminate this retainer at any time upon ninety days (90) prior written notice to Envirodyne. A Change of Control (as defined in the Severance Policy) during the term of this retainer shall result in the immediate termination of this retainer.

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3.   Pursuant to the Envirodyne Corporate Office Severance Policy ("Severance
Policy"), you would be eligible to receive on July 31, 1998 certain benefits due to the elimination of the Envirodyne corporate office and your involuntary separation from employment. Those severance benefits include, among other things, twenty-four (24) months of salary and target bonus under the Envirodyne Corporate Office Management Incentive Plan ("MIP"). The amount of such benefits ("Severance Benefit") are:

    Separation Pay ($14666.67/mo x 24 mos.)  = $  352,000
    Target Bonus ($176,000 x 40%)            = $   70,400
                                               ----------
    Total Severance Benefit                    $  422,400
                                               ==========

     In lieu of such Severance Benefit upon termination of employment, as part of this Agreement, Envirodyne and Viskase jointly and severally agree to pay the Severance Benefit of Four Hundred Twenty-Two Thousand Four Hundred Dollars ($422,400) to you in single lump sum, upon the first of the following to occur:
(a) July 31, 2000; (b) a Change of Control (as defined in the Severance Policy) of Envirodyne or Viskase; (c) your death or permanent disability; (d) termination of this Agreement by either party hereto; or (e) Envirodyne's or Viskase's default in or failure to perform any of their respective obligations under this Agreement.

4. You will receive a pro rata bonus under the MIP for fiscal year 1998. This payment will be made to you upon the completion of the independent audit but not later than March 15, 1999.

5. Currently, you have options for 66,250 shares of Envirodyne common stock, 38,117 of which are vested and 28,113 are unvested. While engaged under this Agreement, your vested options will remain exercisable per the terms and conditions of the Envirodyne Stock Option Plan; unvested options will not expire, will remain in place and will vest according to your Option Agreements; any unvested options would vest immediately in the event of the sale or Change of Control of Envirodyne or Viskase. As so modified by this Agreement, the Option Agreements with you shall remain in full force and effect.

6. Your rights to indemnification and advancement of expenses as currently provided in Envirodyne's By-Laws for the period you serve as an officer of Envirodyne remain in effect. Envirodyne and Viskase shall each indemnify and hold you harmless from and against any and all claims, liabilities, losses, costs, damages or expenses (including attorney's fees) arising out of or in connection with (i) Envirodyne's or Viskase's failure to perform any obligation under this Agreement, (ii) any action taken by you at the request of Envirodyne or Viskase, (iii) any other claim


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relating to your services hereunder which claim is not based upon any act or omission adjudicated to constitute willful misconduct, fraud or dishonesty. In addition, Envirodyne and Viskase each agree to advance your expenses as currently provided for officers in Envirodyne's By-Laws. Notwithstanding anything to the contrary contained herein, neither Envirodyne or Viskase shall be required to indemnify you for any act or omission performed by you which shall have been adjudicated to constitute willful misconduct, fraud or dishonesty. Your activities under this Agreement will be covered under the Envirodyne Directors and Officers liability insurance policy.

7. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.

     I have executed this Agreement as President and Chief Executive Officer of Envirodyne and Viskase and am authorized to do so. If you are in agreement with the foregoing, please sign the enclosed executed copy of this Agreement and return it, whereupon this Agreement shall be legally binding on the parties hereto.

                                        Very truly yours,


                                        ENVIRODYNE INDUSTRIES, INC.


                                        By:
                                           -------------------------------
                                           F. Edward Gustafson
                                           President and Chief
                                           Executive Officer


                                        VISKASE CORPORATION

                                        By:
                                           -------------------------------
                                           F. Edward Gustafson
                                           President and Chief
                                           Executive Officer


Accepted and agreed
this____day of July, 1998


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Stephen M. Schuster

FEG:gam